Exhibit 5.1

CMS Cameron McKenna Nabarro Olswang LLP Cannon Place 78 Cannon Street London EC4N 6AF DX 135316 London Cannon Place T +44 20 7367 3000 F +44 20 7367 2000 cms.law

Tronox Holdings plc Laporte Road, Stallingborough Grimsby, North East Lincolnshire DN40 2PR United Kingdom

Our ref	GMG/BN/165330.00001	24 April 2020

Dear Sirs,

Registration Statement on Form S-3

1.	INTRODUCTION

1.1
We are acting as English legal advisers to Tronox Holdings plc (“Tronox”), a company incorporated in England and Wales with company registration number 11653089. We have been requested by Tronox to render our opinion as to the matters set forth below in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration of (i) shares of Tronox’s ordinary shares, par value US$0.01 per share (the “Ordinary Shares”); (ii) shares of Tronox’s preference shares, par value US$0.01 per share (the “Preference Shares,” and together with the Ordinary Shares, the “Shares”); and (iii) Tronox’s debt securities, to be offered on an immediate, continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

1.2	We understand that the Shares are not and are not intended to be admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

UK – 624579033.1

CMS Cameron McKenna Nabarro Olswang LLP is a limited liability partnership registered in England and Wales with registration number OC310335. It is a body corporate which uses the word “partner” to refer to a member, or an employee or consultant with equivalent standing and qualifications.  It is authorised and regulated by the Solicitors Regulation Authority of England and Wales with SRA number 423370 and by the Law Society of Scotland with registered number 47313. A list of members and their professional qualifications is open to inspection at the registered office, Cannon Place, 78 Cannon Street, London EC4N 6AF. Members are either solicitors or registered foreign lawyers. VAT registration number: 974 899 925. Further information about the firm can be found at cms.law
CMS Cameron McKenna Nabarro Olswang LLP is a member of CMS Legal Services EEIG (CMS EEIG), a European Economic Interest Grouping that coordinates an organisation of independent law firms. CMS EEIG provides no client services. Such services are solely provided by CMS EEIG’s member firms in their respective jurisdictions. CMS EEIG and each of its member firms are separate and legally distinct entities, and no such entity has any authority to bind any other. CMS EEIG and each member firm are liable only for their own acts or omissions and not those of each other. The brand name “CMS” and the term “firm” are used to refer to some or all of the member firms or their offices. Further information can be found at cms.law
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2.	DOCUMENTS EXAMINED

For the purpose of giving the opinions in this letter we have examined the following documents (the “Reviewed Documents”):

2.1
a copy of board minutes signed by the chairman of the Tronox board meeting held on 25 February 2019 at which the convening of the general meeting to approve the shareholder resolutions referred to in paragraph 2.3 was approved (the “Minutes”) certified as being true and complete as at the date of the Officer’s Certificate (as defined in paragraph 2.4 below);

2.2
a copy of resolutions of the Tronox board meeting held on 17 April 2020 at which the filing of the Registration Statement was approved (the “Board Resolution,” together with the Minutes, the “Board Approvals”) certified as being true and complete as at the date of the Officer’s Certificate (as defined in paragraph 2.4 below);

2.3
a copy of the shareholder resolutions passed by the sole shareholder of Tronox on 25 February 2019 approving the allotment and issue of shares in Tronox up to a maximum aggregate nominal amount of US$5,000,000, certified as being true and complete as at the date of the Officer’s Certificate (as defined in paragraph 2.4 below);

2.4
a copy of a signed certificate from an officer of Tronox addressed to CMS Cameron McKenna Nabarro Olswang LLP and dated 23 April 2020 (the “Officer’s Certificate”) (without examining the substance of any attachments thereto other than the Board Approvals, the Articles (as defined in paragraph 2.5 below) and the New Articles (as defined in paragraph 2.6 below));

2.5	a copy of the articles of association of Tronox adopted on 31 October 2018 (the “Articles”) certified as being true, complete and up to date as at the date of the Officer’s Certificate;

2.6	a copy of the articles of association of Tronox adopted on 27 March 2019 (the “New Articles”) certified as being true, complete and up to date as at the date of the Officer’s Certificate;

2.7	a copy of the trading certificate of Tronox issued by Companies House on 8 November 2018; and

2.8
the results of our online search on 24 April 2020 at approximately 10:30 a.m. of the public records on file and available for inspection at Companies House with respect to Tronox (the “Records Search”) and the results of a search made by our court clerks of the CE‑File at the Central Index of Winding‑Up Petitions on 24 April 2020 at approximately 10:30 a.m. with respect to Tronox (the “Central Index Search” and together with the Records Search, the “Searches”).

Except as mentioned above, we have not examined any documents or made any enquiries in connection with the giving of this opinion.

3.	ASSUMPTIONS

In considering the Reviewed Documents we have assumed:

3.1
the genuineness of all signatures on any of the Reviewed Documents and that any signature or execution pages on which any such signatures appear physically formed part of complete and final versions of those documents at the time of signing;

3.2	the accuracy and completeness of all facts stated in any of the Reviewed Documents;

3.3	that where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement;

3.4	that the Company has fully complied with its obligations under all applicable money laundering legislation;

3.5	the authenticity, accuracy and completeness of all original documents submitted to us or used to provide copies to us and the conformity to original documents of all copy documents submitted to us;

3.6
that except insofar as matters are on public record and are discoverable by the Searches, Tronox has not passed a voluntary winding-up resolution, that no petition has been presented to or order made by a court for the winding‑up or dissolution of Tronox, that no application has been made to a court for an administration order in respect of Tronox and no administration order has been made by any court in relation to Tronox, that no appointment of an administrator of Tronox has been made out of court and no notice of intention to appoint an administrator has been given or filed with any court in respect of Tronox, that no receiver, trustee, administrator, provisional liquidator, administrative receiver or similar officer has been appointed in relation to Tronox or any of its assets or revenues;

3.7	that the information disclosed in the Searches was correct and complete;

3.8	that the Board Approvals have not been amended, modified or superseded;

3.9
that each director of Tronox has disclosed any interest which he or she may have in the transactions contemplated by the Board Approvals in accordance with the provisions of the Companies Act 2006, the Articles (in relation to the resolutions passed in the Minutes) and the New Articles (in relation to the resolutions passed in the Board Resolution), and that none of the relevant directors of Tronox have any interest in such transactions except to the extent permitted by the Articles or the New Articles (as applicable);

3.10
that the actions to be carried out pursuant to the Board Approvals by Tronox and the exercise of its rights and performance of its obligations thereunder will materially benefit Tronox, and that the directors of Tronox acted in good faith and in the interests of Tronox in approving each of the Board Approvals and the transactions contemplated thereby;

3.11
that the allotment and issue of any Shares will be approved: (i) at a properly constituted meeting of the board of directors of the Company or a committee of the board of directors of the Company; or (ii) by a resolution signed by each director of the Company;

3.12
that the allotment and issue of the Shares will comply in all respects with the terms of the Special Eligibility Agreement for Securities dated 27 March 2019 and the Transaction Information Document dated 27 March 2019, as amended on 14 February 2020 (included as Exhibit A to our legal opinion letter dated 14 February 2020 which is Exhibit A to the letter agreement from the Company and Computershare Trust Company, N.A. to The Depository Trust Company, Cede & Co. and National Securities Clearing Corporation and dated 14 February 2020);

3.13
that none of the Shares will be offered to the public in the United Kingdom, unless an approved prospectus has been made available to the public before the offer is made or a relevant exemption applies; and

3.14	that no action is being taken by the Registrar of Companies to strike-off the Company.

Our opinion is confined to, and given on the basis of, the laws of England and Wales as applied by the courts of England and Wales at the date of this opinion letter and we have made no investigation of the laws of any country or jurisdiction other than England and Wales. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at the time of issuance of this opinion, by reason of any change subsequent to that time in any law, or for any other reason. Furthermore we do not express any opinion on European Union law as it affects any jurisdiction other than England and Wales (and, for this purpose, we have assumed that all statutory instruments and/or regulations made in England and Wales in purported implementation of any directive have been duly made in accordance with that directive and are valid in all respects under the laws of England and Wales). The opinions given in this opinion letter are strictly limited to the matters stated in paragraph 4 (Opinions) below and do not extend to and are not to be read as extending by implication to any other matters in connection with the resolutions contained in the Board Approvals. We express no opinion as to matters of fact.

This opinion letter and all non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales as at the date of this opinion letter.

4.	OPINIONS

Based upon and subject to the foregoing and subject to the reservations, qualifications and observations set out in paragraph 5 (Qualifications) below and to any matters not disclosed to us, we are of the opinion that:

4.1	Tronox is a public limited liability company duly incorporated and validly existing under the laws of England and Wales; and

4.2
the Shares will be validly issued, fully paid and non-assessable. For the purposes of this opinion, “non-assessable” shall mean that no further contributions in respect of the Shares will be required to be made to Tronox by the holders thereof by reason solely of being a holder of such Shares.

5.	QUALIFICATIONS

The opinions expressed in this opinion letter are subject to the following reservations, qualifications and observations:

5.1
the Records Search is not conclusively capable of revealing whether or not (i) a winding-up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented; and

5.2
the Central Index Search relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Index of Winding‑Up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Index and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against Tronox.

We express no opinion as to, nor have we taken into account, the implications of any pending or foreshadowed legislative or regulatory proposal or amendment or of any litigation, hearing or pending judgment in England and Wales including, but not limited to, any matters not yet decided on appeal.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. Except as otherwise stated in this opinion letter, this opinion letter may not be relied upon for any other purpose or by any other person.
This opinion letter is given by CMS Cameron McKenna Nabarro Olswang LLP which assumes liability, and is responsible, for it. No individual owes or shall owe any duty of care to any person for this opinion letter and Tronox agrees that each member, employee and consultant of CMS Cameron McKenna Nabarro Olswang LLP shall be entitled to the benefit of the provisions of this paragraph under the Contract (Rights of Third Parties) Act 1999.

This opinion is being furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Yours faithfully

CMS Cameron McKenna Nabarro Olswang LLP